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                                                                    Exhibit 23.2

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 13, 2001, in the Registration Statement (Form S-3) and related Prospectus of Tropical Sportswear Int'l Corporation for the registration of 4,200,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated November 13, 2001 with respect to the financial statement schedule of Tropical Sportswear Int'l Corporation for the years ended September 29, 2001, September 30, 2000, and October 2, 1999, included in the Annual Report (Form 10-K) for 2001 filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP

Tampa, Florida
May 14, 2002